The Income Fund of America
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

January 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,111,224
Class B	$16,103
Class C	$94,588
Class F1	$52,375
Class F2	$22,415
Total	$1,296,705
Class 529-A	$21,540
Class 529-B	$790
Class 529-C	$5,670
Class 529-E	$932
Class 529-F1	$752
Class R-1	$1,847
Class R-2	$8,910
Class R-3	$21,525
Class R-4	$17,256
Class R-5	$9,885
Class R-6	$24,275
Total	$113,382

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3500
Class B	$0.2789
Class C	$0.2777
Class F1	$0.3445
Class F2	$0.3657
Class 529-A	$0.3415
Class 529-B	$0.2661
Class 529-C	$0.2706
Class 529-E	$0.3184
Class 529-F1	$0.3610
Class R-1	$0.2757
Class R-2	$0.2779
Class R-3	$0.3163
Class R-4	$0.3442
Class R-5	$0.3712
Class R-6	$0.3758

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,198,979
Class B	52,624
Class C	337,009
Class F1	159,306
Class F2	65,187
Total	3,813,105
Class 529-A	64,450
Class 529-B	2,735
Class 529-C	21,072
Class 529-E	2,955
Class 529-F1	2,144
Class R-1	6,305
Class R-2	31,763
Class R-3	67,500
Class R-4	50,790
Class R-5	25,021
Class R-6	71,518
Total	346,253

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.64
Class B	$18.50
Class C	$18.43
Class F1	$18.60
Class F2	$18.63
Class 529-A	$18.60
Class 529-B	$18.55
Class 529-C	$18.54
Class 529-E	$18.56
Class 529-F1	$18.61
Class R-1	$18.54
Class R-2	$18.46
Class R-3	$18.57
Class R-4	$18.61
Class R-5	$18.64
Class R-6	$16.65